                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934

                                AMENDMENT NO. 2

                          HANOVER COMPRESSOR COMPANY

                               (Name of Issuer)


                   COMMON STOCK, PAR VALUE $0.001 PER SHARE

                        (Title of Class of Securities)


                                  410768 10 5

                                (CUSIP Number)


                                April 24, 2000

                                (Date of Event)


                               Cynthia S. Couch
                  Assistant Secretary and Assistant Treasurer
             Westar Industries, Inc. (f/k/a Westar Capital, Inc.)
                             818 S. Kansas Avenue
                            Topeka,  Kansas  66612

                                   copy to:

                                Larry D. Irick
                             818 S. Kansas Avenue
                             Topeka, Kansas  66612

           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934

------------------------------------------------------------------------------
                             CUSIP No. 410768 10 5
------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
(1)   Name of reporting person:                          Westar Industries, Inc.
                                                         (f/k/a Westar Capital, Inc.)
S.S. or I.R.S. identification number
 of above person:                                        48-1092416
------------------------------------------------------------------------------------------
(2)   Check the appropriate box if a member of a group:  (a)
                                                         (b)
------------------------------------------------------------------------------------------
(3)   SEC use only:

------------------------------------------------------------------------------------------
(4)   Citizenship or place of organization:              Kansas

------------------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting
person with:
      (5)   Sole voting power:                           0
      (6)   Shared voting power:                         0
      (7)   Sole dispositive power:                      0
      (8)   Shared dispositive power:                    0
------------------------------------------------------------------------------------------
(9)   Aggregate amount beneficially owned by each
      reporting person:                                  0

------------------------------------------------------------------------------------------
(10)  Check if the aggregate amount in Row (9) excludes
 certain shares:                                         [  ]

------------------------------------------------------------------------------------------
(11)  Percent of class represented by amount in Row (9): 0.0%

------------------------------------------------------------------------------------------
(12) Type of reporting person:                           CO

------------------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
-------------------------------------------------------------------------------
                             CUSIP No. 410768 10 5
-------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
(1)   Name of reporting person:                          Western Resources, Inc.

S.S. or I.R.S. identification number
of above person:                                         48-0290150
------------------------------------------------------------------------------------------
(2)   Check the appropriate box if a member of a group:  (a)
                                                         (b)
------------------------------------------------------------------------------------------
(3)   SEC use only:

------------------------------------------------------------------------------------------
(4)   Citizenship or place of organization:              Kansas

------------------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting
person with:
      (5)  Sole voting power:                            0
      (6)  Shared voting power:                          0
      (7)  Sole dispositive power:                       0
      (8)  Shared dispositive power:                     0
------------------------------------------------------------------------------------------
(9)   Aggregate amount beneficially owned by each
      reporting person:                                  0

------------------------------------------------------------------------------------------
(10)  Check if the aggregate amount in Row (9) excludes
      certain shares:                                    [  ]

------------------------------------------------------------------------------------------
(11)  Percent of class represented by amount in Row (9): 0.0%

------------------------------------------------------------------------------------------
(12)  Type of reporting person:                          CO

------------------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934


Amendment No:   2
Date:           February 5, 2001
Fee Being Paid: No

ITEM 1(A)  Name of Issuer:  Hanover Compressor Company

ITEM 1(B) Address of Issuer's Principal Executive Offices: 12001 North Houston Rosslyn, Houston, Texas 77086

ITEM 2(A) Name of Person Filing: Westar Industries, Inc. (f/k/a Westar Capital, Inc.) files on behalf of itself and its parent corporation, Western Resources, Inc. (collectively referred to as the "Reporting Persons").

ITEM 2(B) Address of Principal Business Office: 818 S. Kansas Avenue,Topeka, Kansas 66612

ITEM 2(C)  Place of Organization:  Kansas

ITEM 2(D) Title of Class of Securities: Hanover Compressor Company, Common Shares, par value $0.001 per share

ITEM 2(E)  CUSIP Number:  410768 10 5

ITEM 3  Type of Person:  Not applicable

ITEM 4(A)  Amount beneficially owned: 0

ITEM 4(B)  Percent of Class: 0.0%

ITEM 4(C)(I)  Sole Power to Vote:  0

ITEM 4(C)(II)  Shared Power to Vote: 0

ITEM 4(C)(III)  Sole Power to Dispose:  0

ITEM 4(C)(IV) Shared Power to Dispose: 0

ITEM 5  Ownership of 5% or Less of a Class: [X]

ITEM 6  Ownership of More Than 5% on Behalf of Another Person:  Not applicable.

ITEM 7  Identification of Classification of Subsidiaries:  Not applicable.

ITEM 8 Identification and Classification of Members of the Group: Not applicable

ITEM 9  Notice of Dissolution of the Group:  Not applicable

ITEM 10 Certification: By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and were not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and were not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE:

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 5, 2001


                                      WESTAR INDUSTRIES, INC.
                                      (f/k/a WESTAR CAPITAL, INC.)

                                      By: /s/ CYNTHIA S. COUCH
                                      -------------------------------------
                                      Cynthia S. Couch
                                      Assistant Secretary and
                                      Assistant Treasurer



                                      WESTERN RESOURCES, INC.

                                      By: /s/ LARRY D. IRICK
                                      -------------------------------------
                                      Larry D. Irick
                                      Corporate Secretary